                                                                    Exhibit 23.2

To the Board of Directors
Northern Star Financial, Inc.
Mankato, Minnesota  56001


We consent to the use of our report dated August 10, 2000, relating to the consolidated statements of financial condition of Northern Star Financial, Inc. and Subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operation, changes in shareholders' equity, and cash flows for the years then ended and to the use of our name under the caption of "Experts" in the Form SB-2 Registration Statement and Prospectus of Northern Star Financial, Inc.



/s/ Bertram Cooper & Co. LLP
------------------------------------
Bertram Cooper & Co., LLP
Waseca, Minnesota



September 8, 2000